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                                                                     EXHIBIT 5.1


                               Hexcel Corporation
                               Two Stamford Plaza
                                281 Tresser Blvd.
                               Stamford, CT 06901

                                                      August 20, 2001


Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901

      Re:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

            I am General Counsel of Hexcel Corporation, a Delaware corporation (the "Company"), and am furnishing this opinion in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), relating to the issuance and sale of (i) 90,000 shares of restricted common stock, par value $0.01 per share (the "Common Stock"), of the Company issued to Mr. David E. Berges, the Company's Chairman of the Board and Chief Executive Officer (the "Restricted Shares"), and (ii) up to 825,000 shares of Common Stock issuable upon the exercise of options granted to Mr. David Berges (the "Option Shares" and, together with the Restricted Shares, the "Shares"), in connection with the entering into of an employment contract with Mr. Berges pursuant to which Mr. Berges agreed to serve as the Company's Chairman of the Board and Chief Executive Officer.

            This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

            I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement, (b) two Employee Option Agreements dated as of July 30, 2001, between Hexcel Corporation and David E. Berges (the "Employee Option Agreements"), (c) the Restricted Stock Agreement dated as of July 30, 2001, between Hexcel Corporation and David E. Berges (the "Restricted Stock Agreement"), (d) the letter agreement dated as of August 1, 2001 between Hexcel Corporation and David E. Berges (the "Letter Agreement" and, together with the Employee Option Agreements and the Restricted Stock Agreement, the "Agreements"), (e) the Hexcel Corporation Incentive Stock Plan (the "Plan"), to the extent certain sections therein are incorporated by reference into the Agreements, (f) a specimen certificate evidencing the Common Stock, (g) the Restated Certificate of Incorporation of the Company, as amended to date, (h) the Amended and Restated By-Laws of the Company, as amended to date, (i) certain resolutions of the Board of Directors of the Company relating to, among other things, the Agreements and the Plan, and (j) such other documents as I deemed necessary or appropriate as a basis for the opinions set forth below.

            In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and

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execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, with respect to the Option Shares I have assumed that the certificates representing the Option Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me.

            I am admitted to the Bar of the State of New York, and I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

            Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

            I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission thereunder.


                                                Very truly yours,

                                                /s/ Ira J. Krakower

                                                Ira J. Krakower